Exhibit 99.1

ICONIX BRAND GROUP REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2015

•     Q2 2015 licensing revenue of $98.5 million, a 1% increase over prior year quarter

•     $105.4 million of free cash flow for first half of 2015 compared to $84.1 million in prior year period

NEW YORK, NEW YORK — August 10, 2015 — Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”) today reported its financial results for the second quarter and six months ended June 30, 2015 and disclosed an ongoing periodic review of the Company’s Form 10-K for the year ended December 31, 2014 with the Staff of the Securities and Exchange Commission.

Results for the Second Quarter Ended June 30, 2015

Licensing revenue for the second quarter of 2015 was approximately $98.5 million, a 1% increase as compared to approximately $97.5 million in the second quarter of 2014. Total licensing revenue was negatively affected by approximately $3.7 million due to foreign exchange rates. Excluding the effect of foreign exchange rates, licensing revenue increased 5%.

There was no “Other revenue” in the second quarter of 2015, as compared to approximately $21.4 million of Other revenue recorded in the second quarter of 2014 related to the sale of the Sharper Image e-commerce business and a transaction related to our Southeast Asia joint venture.

Due in large part to there being no Other revenue in the quarter, all metrics decreased. Adjusted EBITDA attributable to Iconix for the second quarter of 2015 was approximately $51.2 million, a 34% decrease as compared to approximately $78.2 million in the prior year quarter. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix was approximately $22.3 million, a 44% decrease as compared to the prior year quarter of approximately $39.6 million. Non-GAAP diluted EPS for the second quarter of 2015 was $0.45, a 40% decrease as compared to $0.75 in the prior year quarter. GAAP net income attributable to Iconix for the second quarter of 2015 was approximately $14.8 million, a 58% decrease as compared to $35.3 million in the prior year quarter, and GAAP diluted EPS for the second quarter of 2015 decreased approximately 51% to $0.30 compared to $0.60 in the prior year quarter.

Free cash flow attributable to Iconix for the second quarter of 2015 was approximately $75.4 million, a 117% increase as compared to the prior year quarter of approximately $34.7 million. Free cash flow for the second quarter of 2015 includes a $15.5 million tax refund of which there was no comparable refund in the prior year quarter and additionally benefited from the timing of approximately $11.4 million of tax withholding payments that will be paid in the third quarter. Excluding these items, free cash flow increased $13.8 million or 40% from the prior year quarter.

Results for the Six Months Ended June 30, 2015

Licensing revenue for the six months ended June 30, 2015 was approximately $193.8 million, an 8% decrease as compared to approximately $209.7 million for the prior year period. Total licensing revenue was negatively affected by approximately $6.5 million due to foreign exchange rates. In addition, licensing revenue in the 2014 period included $17.1 million of revenue related to the 5-year renewal of the Peanuts specials with ABC. After excluding the effect of foreign exchange rates and revenue related to the ABC renewal in the prior year, licensing revenue increased approximately 4%.

There was no Other revenue in the six month period, as compared to approximately $25.4 million of Other revenue recorded in the prior year period.

Due in large part to there being no Other revenue in the six month period, all metrics decreased. Adjusted EBITDA attributable to Iconix for the six month period was approximately $104.0 million, a 30% decrease as compared to approximately $147.9 million in the prior year period. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for the six month period was approximately $49.3 million, a 38% decrease as compared to approximately $78.9 million in the prior year period, and non-GAAP diluted earnings per share was approximately $0.99 for the six month period, a 33% decrease versus $1.49 for the prior year period. GAAP net income attributable to Iconix for the six month period of 2015 was approximately $77.6 million, an 18% decrease as compared to $95.1 million in the prior year period and GAAP diluted EPS for the six month period of 2015 was $1.53, a 6% decrease as compared to $1.63 in the prior year period.

Free cash flow attributable to Iconix for the six month period was approximately $105.4 million, a 25% increase over the prior year period of approximately $84.1 million.

Adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

F. Peter Cuneo, Chairman and Interim Chief Executive Officer of Iconix, said, “In looking at today’s results I believe the most important take-away is that Iconix’ core underlying licensing business remains healthy and continues to generate significant free cash flow. I am genuinely optimistic about the future of our Company and believe that Iconix has significant strengths upon which to build, including its global portfolio of over 35 diversified consumer brands and its profitable business model. I believe the Company is well positioned to resume its growth trajectory both organically and through new acquisitions.”

2015 Guidance for Iconix Brand Group, Inc.

The Company is revising its 2015 guidance as follows;

Starting today, the Company will provide separate revenue guidance in two components, licensing revenue and Other revenue. For the full year 2015, the Company expects licensing revenue to achieve low single digit growth, and to be in a range of $410 – $425 million. The Company will continue to look for strategic opportunities and is forecasting approximately $5 – $15 million of “Other revenue” in 2015. The Company is revising its 2015 non-GAAP diluted EPS guidance to a range of $2.00 – $2.15, and its 2015 GAAP diluted EPS to a range of $2.24 – $2.39. The Company still expects to achieve significant free cash flow for the full year and is revising its 2015 free cash flow guidance to a range of $170 – $190 million.

The guidance relates to our portfolio of existing brands and does not include any additional acquisitions.

Discussions with the Securities and Exchange Commission

Iconix also announced today that it is currently in a comment letter process with the Staff of the Securities and Exchange Commission relating to an ongoing periodic review of the Company’s Form 10-K for the year ended December 31, 2014. The current correspondence relates to the accounting treatment for the formation of the Company’s international joint ventures under U.S. Generally Accepted Accounting Principles and whether such joint ventures should potentially have been consolidated in the Company’s historical results. The Company’s Board of Directors also formed a Special Committee consisting of independent directors to review the accounting treatment related to certain of the Company’s international joint venture transactions.

The material terms of the joint venture agreements have been fully disclosed in the Company’s prior filings, and the Company’s independent auditors have audited and reviewed such filings. In the past three years, the gains that the Company recognized related to the formation of joint ventures were approximately $46.5 million in 2014, $24.6 million in 2013, and $5.6 million in 2012. If consolidation of the joint ventures is required, these gains would be reversed and treated as non-controlling interests. We continue to believe that the structure of our joint venture transactions should not result in consolidation and have presented our views and supporting accounting literature to the Staff.

While the ultimate outcome of the Staff’s comment letter process is unknown and may have a material effect on the Company’s historical financial statements, the Company believes that the results of the comment letter process will not have a material impact on historical free cash flow, will not impact the Company’s reported results for the first half of 2015, and will not impact the Company’s overall business strategy of forming joint ventures with large, well-capitalized partners that have local market expertise to organically grow the existing portfolio of brands globally. The Company will continue to work closely with the Staff to resolve any remaining open comments.

The Company does not expect to comment further on the Special Committee’s review until it deems disclosure necessary or appropriate.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R), STRAWBERRY SHORTCAKE (R) and ARTFUL DODGER (R). In addition, Iconix owns interests in the MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Licensing revenue	$98,459	$97,542	$193,846	$209,709
Other revenue	—	21,401	—	25,372

Total revenues	98,459	118,943	193,846	235,081
Selling, general and administrative expenses	49,087	44,293	93,242	92,495

Operating income	49,372	74,650	100,604	142,586
Interest expense, net	20,219	20,765	40,701	41,320
Other income	(790)	—	(48,155)	(37,893)
Foreign currency translation loss (gain)	2,006	—	(8,494)	—
Equity earnings on joint ventures	(3,618)	(5,675)	(6,820)	(8,797)

Other expenses (income) – net	17,817	15,090	(22,768)	(5,370)
Income before income taxes	31,555	59,560	123,372	147,956
Provision for income taxes	12,184	20,778	38,094	46,332

Net income	$19,371	$38,782	$85,278	$101,624

Less: Net income attributable to non-controlling interest	$4,603	$3,463	$7,670	$6,537

Net income attributable to Iconix Brand Group, Inc.	$14,768	$35,319	$77,608	$95,087

Earnings per share:
Basic	$0.31	$0.73	$1.61	$1.94

Diluted	$0.30	$0.60	$1.53	$1.63

Weighted average number of common shares outstanding:
Basic	48,243	48,551	48,201	49,034

Diluted	49,595	58,595	50,752	58,237

Segment Data:

(in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue by Division
Womens	$40,062	$39,985	$80,151	$81,437
Home	9,068	11,242	19,014	22,221
Mens	24,828	27,213	46,383	51,105
Entertainment	24,501	19,102	48,298	54,946
Corporate	—	21,401	—	25,372

Total Revenue	$98,459	$118,943	$193,846	$235,081

Operating Income (Loss) by Division
Womens	$33,633	$34,595	$67,694	$70,148
Home	7,367	9,416	15,361	18,985
Mens	14,982	16,003	25,201	31,188
Entertainment	7,725	3,497	15,983	15,609
Corporate	(14,335)	11,139	(23,635)	6,656

Total Operating Income	$49,372	$74,650	$100,604	$142,586

Selected Balance Sheet Items:

(in thousands)

	(Unaudited)
	6/30/2015	12/31/2014
Total Assets	$3,067,994	$2,873,391
Total Liabilities	$1,941,912	$1,804,630
Total Stockholders Equity and Redeemable Non-Controlling Interest	$1,126,082	$1,068,761

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to ASC Topic 470 as it relates to accounting for convertible debt, incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges, non-cash gains related to the re-measurement of investments, foreign currency translation and charges related to professional fees incurred as a result of the continuing correspondence with the Staff and the Special Committee’s review.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

Non-GAAP net income reconciliation

(in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Non-GAAP net income attributable to Iconix (1)	$22,341	$39,639	$49,260	$78,921

GAAP net income attributable to Iconix	$14,768	$35,319	$77,608	$95,087
Add: non-cash interest related to ASC 470	6,850	6,647	13,663	13,022
non-cash gain related to investment in joint venture	—	—	(47,365)	(37,893)
special charges	2,000	—	2,371	—
foreign currency translation	2,006	—	(8,494)	—
Deduct: Income taxes related to above	(3,283)	(2,327)	11,477	8,705

Net	7,573	4,320	(28,348)	(16,166)

Non-GAAP net income attributable to Iconix	$22,341	$39,639	$49,260	$78,921

Non-GAAP weighted average diluted shares reconciliation

(in thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Non-GAAP weighted average diluted shares	49,595	52,851	49,578	52,997

GAAP weighted average diluted shares	49,595	58,595	50,752	58,237
Less: additional incremental dilutive shares covered by hedges for: (2)
2.50% Convertible Notes	—	(2,481)	(513)	(2,265)
1.50% Convertible Notes	—	(3,263)	(661)	(2,975)

Subtotal	—	(5,744)	(1,174)	(5,240)

Non-GAAP weighted average diluted shares	49,595	52,851	49,578	52,997

Non-GAAP Diluted EPS reconciliation

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Non-GAAP diluted EPS (1)	$0.45	$0.75	$0.99	$1.49

GAAP diluted EPS	0.30	0.60	1.53	1.63
Add:
non-cash gain related to investment in joint venture	—	—	(0.59)	(0.42)
special charges	0.02	—	0.03	—
foreign currency translation	0.04	—	(0.11)	—
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	0.09	0.15	0.13	0.28

Non-GAAP diluted EPS	$0.45	$0.75	$0.99	$1.49

Forecasted Diluted EPS

	Year Ending Dec. 31, 2015
	High	Low
Forecasted Non-GAAP diluted EPS (1)	$2.15	$2.00

Forecasted GAAP diluted EPS	$2.39	$2.24
Non-cash gain related to investment in joint ventures	($0.59)	($0.59)
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.35	$0.35

Forecasted Non-GAAP Diluted EPS	$2.15	$2.00

(1)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the continuing correspondence with the Staff and the Special Committee’s review, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.
(2)	Based on the average closing stock price for the three months ended June 30, 2015 there were no potential dilutive shares related to our convertible notes for GAAP purposes. Based on the average closing stock price for the three months ended June 30, 2014 there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing a portion of these shares as they are covered by our convertible notes hedges.

Adjusted EBITDA Reconciliation from Net Income

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA (1)	$51,238	$78,150	$103,960	$147,927

Reconciliation of Adjusted EBITDA:
Net income attributable to Iconix	$14,768	$35,319	$77,608	$95,087
Add: Provision for income taxes attributable to Iconix	12,184	20,778	38,094	46,332

Net income attributable to Iconix before taxes	26,952	56,097	115,702	141,419
Add: Net interest expense, foreign currency translation and non-cash gain related to investment in joint venture	21,320	20,650	(16,180)	3,194
Add: Special charges	2,000	—	2,371	—
Add: Depreciation and amortization attributable to Iconix	966	1,403	2,067	3,314

Adjusted EBITDA	$51,238	$78,150	$103,960	$147,927

Adjusted EBITDA Reconciliation from Cash Flow from Operations

	(Unaudited)
	Six Months Ended June 30,
	2015	2014
Adjusted EBITDA (3)	$103,960	$147,927

Reconciliation of Adjusted EBITDA:
Net cash provided by operating activities	$100,157	$84,231
Add/(Less):
Gain from sale of trademarks & formation of joint ventures	—	25,372
Cash interest expense, net	23,174	24,181
Cash taxes	15,686	18,421
Special charges	2,371	—
Equity earnings on joint ventures, net of distributions	5,488	4,030
Other	(1,254)	(791)
Net income attributable to non-controlling interest	(7,670)	(6,537)
Stock compensation expense	(5,899)	(8,247)
Provision for doubtful accounts	(4,726)	(1,956)
Net change in balance sheet items	(23,367)	9,223

Adjusted EBITDA	$103,960	$147,927

(3)	Adjusted EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, charges related to professional fees incurred as a result of the continuing correspondence with the Staff and the Special Committee’s review, depreciation and amortization expenses. The Company believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures, and is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.

Free Cash Flow Reconciliation

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Free Cash Flow (4)	$75,351	$34,700	$105,434	$84,103

Net cash provided by operating activities	$67,091	$31,485	$100,157	$84,231
Less: Capital Expenditures	174	(536)	(802)	(851)
Add: Cash received from sale of trademarks and formation of joint ventures	12,377	8,173	13,372	9,168
Less: Distributions to non-controlling interests	(4,291)	(4,422)	(7,293)	(8,445)

Free Cash Flow	$75,351	$34,700	$105,434	$84,103

(4)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.